News Release

BioRestorative Therapies Obtains $2.1 Million
In 2012 Private Financing

Jupiter, Fla. – April 10, 2012 – BioRestorative Therapies, Inc. (“BRT” or the “Company”) (OTCQB: BRTX), a life sciences company focused on cellular therapies for various personal medical applications, announced today that it has completed multiple rounds of private financing in 2012 totaling approximately $2,100,000.  A total of approximately $1,600,000 was received as debt financing and an additional $500,000 was raised as equity.

Pursuant to the equity and note financing, the Company issued approximately 22,000,000 shares of restricted stock and 25,500,000 five year warrants to purchase BRT stock at prices between $0.03 - $0.035 per share. The debt is repayable over a period of six to twelve months with interest at the rate of 15% per annum.

“I am extremely pleased with the Company’s continued growth as well as our ability to maintain consistent interest from investors and shareholders,” commented BioRestorative Therapies CEO, Mark Weinreb.  “This financing provides the Company with resources to further advance our previously announced initiatives.”

About BioRestorative Therapies, Inc.

BioRestorative Therapies, Inc.'s goal is to become a medical center of excellence using cell and tissue protocols, primarily involving a patient's own (autologous) adult stem cells (non-embryonic), allowing patients to undergo cellular-based treatments. In June 2011, the Company launched a technology that involves the use of a brown fat cell-based therapeutic/aesthetic program, known as the ThermoStem™ Program.  The ThermoStem™ Program will focus on treatments for obesity, weight loss, diabetes, hypertension, other metabolic disorders and cardiac deficiencies and will involve the study of stem cells, several genes, proteins and/or mechanisms that are related to these diseases and disorders.  As more and more cellular therapies become standard of care, the Company believes its strength will be its focus on the unity of medical and scientific explanations for clinical procedures and outcomes for future personal medical applications.  The Company also offers facial creams and products under the Stem Pearls® brand.

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This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events or results to differ materially from those projected in the forward-looking statements as a result of various factors and other risks, including those set forth in the Company’s Form 10, as amended, filed with the Securities and Exchange Commission. You should consider these factors in evaluating the forward-looking statements included herein, and not place undue reliance on such statements. The forward-looking statements in this release are made as of the date hereof and the Company undertakes no obligation to update such statements.

Investor Contacts:
KCSA Strategic Communications
Philip Carlson / Josh Dver
+1 212.896.1233 / +1 212.896.1239
 pcarlson@kcsa.com / jdver@kcsa.com